Exhibit 9.1

VOTING AGREEMENT

THIS AGREEMENT is made as of the 6th day of July, 2005, by and among Barry Florescue (“Florescue”), Marc H. Bell (“Bell”) and Daniel C. Staton (“Staton”).

WHEREAS, as a condition precedent to the willingness of, and in order to induce Florescue, or his affiliated entities, to purchase Units of PET Capital Partners II LLC, Bell and Staton have agreed to execute this Voting Agreement pursuant to the terms and conditions set forth below; and

NOW, THEREFORE, it is hereby agreed as follows:

1.

Agreement to Vote. Each of Bell and Staton, agrees to vote, or cause to be voted, at any meeting of stockholders of Penthouse Media Group Inc. (“PMGI”) all PMGI securities owned by him or any entity affiliated with him (“Subject Securities”), or act by written consent of stockholders in lieu of any such meeting, as the case may be, in favor of the election to PMGI’s Board of Directors of one person designated by Florescue. In the event that PMGI is no longer the decision making entity (the “Parent Entity”) for PMGI and its subsidiaries (the “PMGI Companies”) without there having occurred a change of control in the beneficial ownership of the PMGI Companies, Bell and Staton each agree that their respective obligations under this Agreement will continue and that they will vote in favor of the election to the Parent Entity’s Board of Directors of one person designated by Florescue.

2.

Grant of Irrevocable Proxy. EACH OF BELL AND STATON HEREBY IRREVOCABLY GRANTS TO, AND APPOINTS, FLORESCUE AS SUCH STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH STOCKHOLDER, TO VOTE ALL SUCH STOCKHOLDER’S SUBJECT SECURITIES (OWNED OF RECORD OR BENEFICIALLY), OR GRANT A CONSENT OR APPROVAL IN RESPECT OF SUCH SUBJECT SECURITIES WITH VOTING POWER, IN FAVOR OF THE ELECTION TO PMGI’S BOARD OF ONE PERSON DESIGNATED BY FLORESCUE. Each of Bell and Staton represents that any proxies heretofore given in respect of such stockholder’s Subject Securities are not irrevocable, and that all such proxies are hereby revoked. Each of Bell and Staton hereby affirms that the irrevocable proxy set forth in this Section 2 is given to secure the performance of his duties under this Agreement. Each of Bell and Staton hereby further affirms that the irrevocable proxy set forth in this Section 2 is coupled with an interest and may under no circumstances be revoked unless and until this Agreement is terminated in accordance with Section 3 of this Agreement. Each of Bell and Staton hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Each such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of applicable law.

3.

Termination. This Agreement shall terminate on the earlier to occur of (i) the date on which Florescue and/or his affiliated entities ceases to hold more than 50% of the Units of PET Capital Partners II LLC originally purchased by Florescue and/or his affiliated entities; or (ii) the date of the closing of a firmly underwritten public offering of shares of Common Stock of Penthouse Media Group Inc.

4.

Amendments. This Agreement may not be amended, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

5.

Enforceability/Severability. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nevertheless be held to be prohibited by or invalid under applicable law, (a) such provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (b) the parties shall, to the extent permissible by applicable law, amend this Agreement, so as to make effective and enforceable the intent of this Agreement.

6.

Representations by Bell and Staton. Bell and Staton each hereby represents and warrants that the execution and delivery of this Agreement and compliance with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, or result in the creation of any lien in or upon any of the Subject Securities under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (A) any contract, agreement or instrument to which he is a party or (B) any statute, law, ordinance, rule or regulation or judgment, order, writ, injunction, stipulation or decree, in each case, applicable to him, other than any such conflicts, violations, breaches, defaults, rights, losses, liens or entitlements that individually or in the aggregate could not reasonably be expected to impair in any material respect his ability to perform his obligations under this Agreement.

7.

Further Assurances. Each of Bell and Staton shall from time to time execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Florescue may request for the purpose of effectuating the matters covered by this Agreement, including the grant of the irrevocable proxies set forth in Section 2.

8.

Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment in violation of this Section 8 shall be void. Subject to the preceding sentences of this Section 8, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

9.

Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to contracts among New York residents entered into and to be performed entirely within New York.

10.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A telephone line facsimile transmission or an electronic transmission of this Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

 /s/ Barry Florescue

Barry Florescue

/s/ Marc H. Bell

Marc H. Bell

/s/ Daniel C. Staton

Daniel C. Staton